Exhibit 16.1

May 9, 2014

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: Drinks Americas Holdings, Ltd.

We have read the statements that we understand Drinks Americas Holdings, Ltd. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith, LLC

De Joya Griffith, LLC
Certified Public Accountants